Exhibit 21.1

Colony Financial, Inc.

List of Subsidiaries

Name	State or Jurisdiction of Entity
CFI DB Holding, LLC	Delaware
CFI MBS Investor, LLC	Delaware
CFI RE Holdco, LLC	Delaware
ColFin DB Funding, LLC	Delaware
ColFin DB Guarantor, LLC	Delaware
ColFin J-11 Funding, LLC	Delaware
ColFin NW Funding, LLC	Delaware
ColFin WLH Funding, LLC	Delaware
ColFin WLH Land Acquisitions, LLC	Delaware
Colony CDCF-VIII-CFI Investor, LLC	Delaware
Colony Financial Holdco, LLC	Delaware
Colony Financial TRS, LLC	Delaware
Matrix CDCF-CFI Advisors VI, LLC	Delaware
CFI MBS Holding, LLC	Delaware